EXHIBIT 4.1


55 Water Street, 45th Floor              Frank A. Ciccotto, Jr.
New York, NY  10041                      Managing Director
Tel. 212-438-4417                        E-Business Services
Fax 212-438-7748
                                         frank_ciccotto@standardandpoors.com
                                         STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies


                               September 21, 2006


Van Kampen Funds, Inc.
1221 Avenue of the Americas
New York, New York  10020

The Bank of New York BNY Atlantic Terminal 2 Hanson Place, 12th Floor Brooklyn, New York 11217 Unit Investment Trust Dept.


              Re: Van Kampen Unit Trusts, Taxable Income Series 66
                        Insured Laddered Trust, Series 9

Gentlemen:

         We have examined Registration Statement File No. 333-117576 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

         In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

         You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                           Sincerely,


                                                           /s/ FRANK A. CICCOTTO
                                                               _________________
                                                               Vice President